Exhibit 10.2

Sun Microsystems, Inc.

Amendment to Compensation Terms for Scott G. McNealy

Fiscal Year 2007

Approved by the Leadership Development and Compensation Committee on November 2, 2006

Sun will provide Mr. McNealy with private jet access for business and reasonable personal use. The expense of any personal private jet use will be imputed as income to Mr. McNealy, for which Sun will provide a tax gross-up.